EXHIBIT 99.1

Final

Lantronix, Inc. Reports Third Quarter Fiscal 2006 Profit, Record
Revenues of $13.1 Million and Fiscal Year-To-Date Device
Networking Growth of 17.2 Percent

IRVINE, Calif., May 4, 2006 (PRIMEZONE) -- Lantronix, Inc. (NasdaqSC:LTRX), a leader in device networking technologies, today reported results for its third fiscal quarter ended March 31, 2006.

Lantronix recorded revenues of $13.1 million for the quarter ended March 31, 2006, an increase of 6.2% from the same period in fiscal 2005 and the highest quarterly revenue in sixteen quarters.

Revenues for the device networking category in the third fiscal quarter were $8.7 million, an increase of 11.2% compared to the same period in fiscal 2005. For the nine month period ended March 31, 2006, device networking revenues were $25.9 million, an increase of 17.2% compared to $22.1 million in the same period last year.

Revenues for the company’s IT management category in the third fiscal quarter were $2.9 million, a decrease of 2.6% compared to the same period in fiscal 2005 and an increase of 1.4% compared to the prior quarter. This is the second consecutive sequential increase in the IT management category in over a year. For the nine month period ended March 31, 2006, IT management revenues were $8.5 million, a decrease of 9.2% from $9.4 million in the same period last year.

Revenues for non-core products in the third fiscal quarter were $1.5 million, a decrease of 2.6% from the same period in fiscal 2005. For the nine month period ended March 31, 2006, non-core product revenues were $3.8 million, a decrease of 19.7% compared to $4.8 million in the same period last year.

Gross profits were 50.3% for the third fiscal quarter, compared with 46.2% for the same period a year earlier.

Net income for the three month period ended March 31, 2006 was $399,000 or $0.01 per diluted and basic share compared to a net loss of $(1.4) million or $(0.02) per diluted and basic share for the same period last year. Net income for the quarter included a $1.6 million class action litigation settlement recovery as a result of one insurance carrier increasing its contribution to the class action settlement.

Cash, cash equivalents and marketable securities increased $158,000 to $7.4 million during the quarter, representing the company’s fourth sequential quarter of positive cash results.

In May, the Company entered into a six year patent cross-license agreement and settled related litigation with Digi International.

Chief Executive Officer and President Marc Nussbaum commented, "We are pleased to report continued solid growth in device networking this past quarter. Despite the third fiscal quarter historically being one of the slower periods of the year, we posted double digit year-over-year growth in this category, driven by increased volume of our popular XPort products. In March, our newest addition to this line, the XPort AR (architect series) won EDN Magazine’s Innovation of the Year Award for most innovative embedded system for 2005. While performance of the IT management business has negatively affected overall results for the first half of fiscal 2006, this past quarter we continued to see improvement in this category with our second quarter of modest sequential growth.”

FISCAL 2006 OUTLOOK

Fiscal year-to-date, revenues in the device networking category have grown approximately 17% and the IT management category declined 9%. Combined, the core business grew 9% and total revenues (including non-core products) grew 6% year-to-date. Due to lower than expected performance of the IT management category, we expect to achieve the low range of our annual guidance of 14%-19% in core revenue growth and 10%-15% overall revenue growth for fiscal 2006.

Nussbaum concluded, “While IT management has underperformed this past year, we anticipate design-wins of our data center products at several Fortune 500 companies will drive growth in this category over the next few quarters. The market for device networking products continues to be strong and we expect acceleration in this market throughout the remainder of fiscal 2006 and 2007. With strengths in both the data center and device enablement, we believe Lantronix is uniquely positioned to innovate and lead the industry.”

CONFERENCE CALL AND WEBCAST

The company is scheduled to hold a conference call today at 5:00 PM Eastern time to discuss third quarter fiscal 2006 financial results. Investors can access the call at www.lantronix.com. Investors can also access the conference call by dialing 800-510-0178 (international dial-in: 617-614-3450) and entering passcode 41725443.

A replay of the conference call will be available via the company’s website, www.lantronix.com, starting at 7:00PM Eastern Time. To access a replay of the conference call, starting at 7:00 PM Eastern Time on May 4, investors can also call 888-286-8010 (international dial-in: 617-801-6888) and enter passcode 27201015. The replay will be available through May 18, 2006.

About Lantronix

One of the emerging Internet megatrends is the connecting of everyday devices to other machines and businesses. Adoption of machine-to-machine (M2M) networking technology is expected to continue accelerating over the next decade.

Lantronix, Inc. (NasdaqSC:LTRX) provides technology solutions that deliver Net Intelligence(tm), helping businesses remotely manage network infrastructure equipment and rapidly network-enable their physical electronic devices. Lantronix connectivity solutions securely link a company's electronic assets through the network, allow access to business-critical data within each device and convert that data into actionable information. With this new intelligence, companies can achieve greater efficiencies, reduce resource consumption and proactively transform the way they do business. The leader in device networking and secure remote management solutions, Lantronix was founded in 1989 and has its worldwide headquarters in Irvine, California. For more information, visit www.lantronix.com.

Lantronix is a registered trademark of Lantronix, Inc. All other trademarks are properties of their respective owners.

This news release contains forward-looking statements, including statements concerning expectations to achieve the low range of our annual guidance in core revenue growth and overall revenue growth, future strength of the device networking market, the company’s expectation of design wins for our datacenter products that will continue to drive growth, and being positioned to innovate and lead the industry. These forward-looking statements are based on current management expectations and are subject to risks and uncertainties that could cause actual reported results and outcomes to differ materially from those expressed in the forward-looking statements, including but not limited to: quarterly fluctuations in operating results; changing market conditions; government and industry standards; market acceptance of Lantronix products by its customers; pricing trends; actions by competitors; future revenues and margins; changes in the cost or availability of critical components; the outcome of significant litigation, unusual or unexpected expenses; cash usage; and other factors that may affect financial performance. For a more detailed discussion of these and other risks and uncertainties, see the company's recent SEC filings, including its Form 10-Q for the fiscal quarter ended March 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Contact:
Jim Kerrigan
CFO
Lantronix
Tel: 949-453-3990

Brandi Piacente
Investor Relations
The Piacente Group
brandi@tpg-ir.com
212-481-2050

SELECTED CONSOLIDATED UNAUDITED BALANCE SHEET DATA
(In thousands)

	March 31,	June 30,
	2006	2005

Cash and cash equivalents	$7,355	$6,690
Marketable securities	94	85
Accounts receivable, net	1,799	2,582
Inventories, net	6,877	6,828
Goodwill	9,488	9,488
Purchased intangible assets, net	649	559
Total assets	46,558	30,053

Accumulated deficit	(167,595)	(163,082)
Total stockholders' equity	15,032	18,468

SELECTED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2006	2005	2006	2005
Net revenues (1)	$13,063	$12,303	$38,258	$36,256
Cost of revenues (2)(3)	6,467	6,614	18,903	18,754
Cost of revenues - share-based compensation	24	-	65	-
Gross profit	6,572	5,689	19,290	17,502
Operating expenses:
Selling, general and administrative (3)	5,875	5,477	17,837	18,905
Selling, general and administrative - share-based compensation	171	1	499	154
Research and development (3)	1,517	1,292	4,125	5,008
Research and development - share-based compensation	55	5	160	10
Amortization of purchased intangible assets	-	15	2	63
Restructuring recovery	-		(29)
Litigation settlement (recovery) costs	(1,385)	-	1,215	-
Total operating expenses	6,233	6,790	23,809	24,140
Income (loss) from operations	339	(1,101)	(4,519)	(6,638)
Interest income, net	16	3	37	19
Other income (expense), net	57	(194)	(2)	348
Income (loss) before income taxes	412	(1,292)	(4,484)	(6,271)
Provision for income taxes	13	70	29	240
Income (loss) from continuing operations	399	(1,362)	(4,513)	(6,511)
Income from discontinued operations	-	-	-	56
Net income (loss)	$399	$(1,362)	$(4,513)	$(6,455)

Basic income (loss) per share:
Income (loss) from continuing operations	$0.01	$(0.02)	$(0.08)	$(0.11)
Income from discontinued operations	-	-	-	-
Basic net income (loss) per share	$0.01	$(0.02)	$(0.08)	$(0.11)

Diluted income (loss) per share:
Income (loss) from continuing operations	$0.01	$(0.02)	$(0.08)	$(0.11)
Income from discontinued operations	-	-	-	-
Diluted net income (loss) per share	$0.01	$(0.02)	$(0.08)	$(0.11)

Basic weighted-average shares	58,758	58,642	58,643	58,381
Diluted weighted-average shares	60,289	58,642	58,643	58,381

(1) Includes net revenues from related party	$430	$280	$1,036	$896

(2) Includes amortization of purchased intangible assets	$31	$363	$551	$1,092

(3) Excludes share-based compensation expense, which is presented separately by respective expense category.